Exhibit 4.1
AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED
TRUST AGREEMENT
OF
DAIMLERCHRYSLER AUTO TRUST 2007-A
          This Amendment No. 1, dated as of December 17, 2008 (the “Amendment”), to the Amended and Restated Trust Agreement of DaimlerChrysler Auto Trust 2007-A (the “Trust”), is made and entered into by CHRYSLER FINANCIAL SERVICES AMERICAS LLC (formerly known as DaimlerChrysler Financial Services Americas LLC) (the “Depositor”) and BNY MELLON TRUST OF DELAWARE (formerly known as The Bank of New York (Delaware)) (the “Owner Trustee”).
W I T N E S S E T H
          WHEREAS, the Trust is a Delaware statutory trust that was formed under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), pursuant to (i) the Certificate of Trust as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) and as amended by the Certificate of Amendment thereto and (ii) the Amended and Restated Trust Agreement, dated as of November 1, 2007 (the “Trust Agreement”), between the Depositor, DaimlerChrysler Retail Receivables LLC and the Owner Trustee;
          WHEREAS, the Depositor and the Owner Trustee desire to change the name of the Company and amend the Trust Agreement as set forth herein;
          NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:
I.	AMENDMENTS.
          A. The Trust Agreement is hereby amended by deleting the phrase “DaimlerChrysler Auto Trust 2007-A” in each and every instance in which such phrase appears and replacing it with the following phrase:
          “Chrysler Financial Auto Securitization Trust 2007-A”
          B. The Owner Trustee is hereby authorized and directed to sign this Amendment and to file with the Secretary of State a certificate of amendment to the certificate of trust in the form attached hereto as Annex A.
II.	MISCELLANEOUS.
          A. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto, and their respective successors and assigns.

          B. Full Force and Effect. Except to the extent modified hereby, the Trust Agreement shall remain in full force and effect.
          C. Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
          D. Effectiveness of Amendment. This Amendment shall be effective immediately upon execution by the parties hereto.
          E. Capitalized Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
          F. Severability of Provisions. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

BNY MELLON TRUST OF DELAWARE,
as Owner Trustee

By:	/s/ James Ambagis

	Name:	James Ambagis
	Title:	Assistant Vice President

CHRYSLER FINANCIAL SERVICES
AMERICAS LLC

By:	/s/ Q. Gwynn Lam

	Name:	Q. Gwynn Lam
	Title:	Assistant Secretary
Acknowledged and agreed as of the day
and year first above written:
CHRYSLER RESIDUAL HOLDCO LLC
By: Chrysler Financial Services Americas LLC

By: Name:	/s/ Q. Gwynn Lam Q. Gwynn Lam
Title:	Assistant Secretary